Exhibit 10.1

BRUSH ENGINEERED MATERIALS INC. and SUBSIDIARIES
MANAGEMENT PERFORMANCE COMPENSATION PLAN
2008 PLAN YEAR

(as adopted February, 2008)

I. INTRODUCTION
The Management Performance Compensation Plan (“the Plan”) provides incentive compensation to eligible employees based principally on annual financial performance. Plan awards have a significant portion based on Company and/or Business Unit performance (“financial performance”), and, a component that recognizes individual and combined contributions toward personal/team objectives (“Personal/Team Performance”).

II. DEFINITIONS
Plan Year:
The fiscal year for which the Company’s Business Unit performance, and any Plan awards are calculated.

Business Unit Performance:
The Executive Staff will designate the Business Units/Subsidiaries that are eligible for participation in the Plan for the Plan Year.

Each business unit has defined financial performance measures, which have in turn been approved by the Compensation Committee of the Board and/or the Executive Staff. These measures are expressed as a Minimum, Target and Maximum. Plan Awards include a “Financial Performance Component” based on the Business Unit performance.

Personal/Team Performance:
An assessment is made of an individual’s achievements and his/her contributions to work/project teams during the Plan Year. This assessment is expressed as a percentage of base compensation. The “Personal/Team Performance” component is distinct from the “Financial Performance” component.

Operating Profit (“OP”):

Profit or loss, before interest and taxes, and for domestic and international operations. Operating Profit will include any special write-off or accounting charge and accrued performance or incentive compensation.

Working Capital:
This is a monthly calculation based on Business Unit/Subsidiary worldwide accounts receivable and FIFO inventory divided by annualized worldwide sales (current month plus prior two months annualized). The result being working capital as a percent of sales. At the end of the year the average of the twelve monthly, annualized sales numbers and twelve monthly working capital numbers (A/R and inventory) are calculated and a percent to sales is calculated based on the averages for the twelve periods. This twelve-month average is the basis for the incentive metric for working capital management.

Other Metrics:
From time to time, other metrics will be adopted that are aligned with a Business Unit’s strategy and market challenges. These metrics will be defined and tracked by the corporate accounting department, subject to approval by the Executive Staff.
Base Compensation:
The participant’s annual base salary in effect on September 30 of the Plan Year.

III. PARTICIPATION
At the beginning of the Plan Year, the Executive Staff will identify exempt, salaried employees whose responsibilities affect progress on critical issues facing the Company. Those individuals selected by the Executive Staff will be notified of their participation in the Plan, their performance compensation grade and performance compensation opportunity, and their applicable Business Unit designation.

Following the beginning of the Plan Year, the Executive Staff may admit new hires or individuals who are promoted or assigned additional and significant responsibilities. The Executive Staff may also alter performance compensation grade assignments to reflect changed responsibilities of participants during the Plan Year.

An employee who replaces or otherwise assumes the job functions or role of an employee, does not automatically assume the plan participation that had applied to the incumbent. Rather, participation by the new or replacing employee must be individually considered and approved.

Employees who are designated as participants before April 1 of the Plan year are eligible for full participation. Participants who are newly employed on or after April 1 and before July 1 are eligible for half of any award available for Personal/Team and Financial (Business Unit and/or Company) performance.

Participants who transfer from the Exempt Salaried Performance Compensation Plan to the Management Performance Compensation Plan on or after April 1 and before July 1 are eligible for full participation in the Personal/Team performance component and for half participation in the Financial (Business Unit and/or Company) performance component. Their eligibility under the Exempt Salaried Performance Compensation Plan ceases for the Plan Year.

Changes in performance compensation grade assignments will result in prorated participation in awards.

The eligibility of employees hired or with changed job responsibilities after June 30 will not be considered until a possible, subsequent Plan Year.

Normally, employees who are participants in any other annual incentive, commission or performance compensation plan are not eligible. The Executive Staff may consider prorated participation under special circumstances.

With two exceptions, participants must be employed on the last day of the Plan Year in order to be eligible for any performance compensation award. For a participant who becomes eligible for and who elects a severance option under the Chronic Beryllium Disease Policy as amended, any award under the Plan will be prorated to the beginning of the month after the employee exercises the severance option. The second exception pertains to retirement under a Company pension plan, in which case, any award will be prorated to the beginning of the month following the employee’s retirement date. In no event will a prorated award be earned where the proration percent is 1/3 or less.

Eligible employees who have been on a leave of absence in excess of 13 weeks during the plan year will have their award reduced on a pro-rata basis to reflect their actual contribution.

IV. PERFORMANCE COMPENSATION OPPORTUNITY FOR FINANCIAL PERFORMANCE

The Compensation Committee of the Board of Directors will establish Minimum, Target and Maximum levels for each financial measurement.

The Executive Staff will assign participants to a specific Business Unit/Subsidiary for the performance compensation opportunity for Financial Performance.

Below is a summary of the performance compensation opportunity for the Plan Year.

Grade	Financial Component	Personal Team
D	20%	0-14%
E	10%	0-14%

Opportunity for participants in Grades A, B and C will be individualized as determined by the Compensation Committee or the Executive Staff.

The “Financial Performance” component of awards (Business Unit, Company, sub-unit, and/or other measurement), will begin once the Minimum level has been attained for Operating Profit. None of the other financial components will result in an award unless the Minimum level for Operating Profit has been met. Performance, which reaches or exceeds the Maximum value of the measure, will result in awards at 200 percent of Target opportunity. Award amounts for levels of achievement between Minimum and Target and between Target and Maximum will be prorated according to the level of achievement.

Financial awards will be prorated for transfers between units (Business Unit and/or Company) according to the length of service by months in each unit during the Plan Year.

V.	PERFORMANCE COMPENSATION OPPORTUNITY for PERSONAL/TEAM PERFORMANCE

Business Units have defined an Operating Profit “threshold” as the level of business performance, which must be achieved, in order to make available a bonus opportunity to recognize the Personal/Team performance. Meeting this threshold results in a Personal/Team opportunity. This threshold may be different than the Minimum Operating Profit level necessary to create a Financial Performance opportunity.

No awards for Personal/Team performance will be paid if the established Threshold is not met.

The “total pool” for Personal/Team performance of participants would typically average about 10 percent of the base compensation of participants, if the Operating Profit metric meets or exceeds Target. Performance below Target could result in the total pool being reduced to a lesser amount. The Business Unit Executive and the Executive Staff will decide allocation of the pool among eligible participants based on their performance throughout the plan year relative to achieving established goals and objectives.

VI. PAYMENT
Distribution of any performance compensation awards under the Plan to participants will be no later than March 15 of the year following the Plan Year.

VIII. GENERAL PROVISIONS
The Executive Staff has authority to make administrative decisions in the interests of the Plan.

The Board of Directors, through its Compensation Committee, shall have final and conclusive authority for interpretation, application, and possible modification of this Plan or established targets. The Board of Directors reserves the right to amend or terminate the Plan at any time. Subject to the preceding sentences, any determination by the Company’s independent accountants shall be final and conclusive as it relates to the calculation of financial results.

This Plan is not a contract of employment.